AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of October _____, 2006 (this “Agreement”), between Edward Braniff, an individual residing at _________ (the “CFO”), and Smart Energy Solutions, Inc., a Nevada corporation with an office currently at 207 Piaget Avenue, Clifton, NJ 07011 (the “Company”).

WITNESSETH:

WHEREAS, the CFO serves as the Company’s Chief Financial Officer pursuant to an Employment Agreement, dated May 24, 2005, between the CFO and the Company (the “Original Employment Agreement”);

WHEREAS, the Company and the CFO desire to amend and restate the Original Employment Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; DUTIES; TERM

1.1  Position. The Company hereby continues to employ the CFO as the Chief Financial Officer of the Company, which employment the CFO hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2  Duties.

(a) During the Term (as defined below), the CFO shall be a full-time employee of the Company, all under and subject to the direction and control of the Chief Executive Officer of the Company.

(b) In his capacity as Chief Financial Officer, the CFO shall be the senior financial officer of the Company with principal responsibility for the Company’s financial, financial reporting, and accounting functions, and he shall perform such duties for the Company as are consistent with the foregoing.

(c)  The services to be performed by the CFO shall be commensurate with the position of the CFO as the most senior financial officer of the Company. In this connection, during the Term (i) the CFO shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company; provided, however, the CFO may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or which are admitted to quotation on The NASDAQ Stock Market Inc. if the CFO (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own one percent or more of any class of securities of such entity. Notwithstanding the foregoing, so long as it does not interfere with his full time employment hereunder, the CFO may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company and continue to pursue his other business interests.

1.3  Term. The term of employment shall commence as of the date set forth above and shall continue until this Agreement is terminated in accordance with the terms hereof (the “Term”). Notwithstanding anything contained herein to the contrary, the CFO can terminate his employment hereunder at any time hereafter upon sending written notice of termination to the Company at least sixty (60) days prior to the termination.

ARTICLE II
SALARY; BONUS; OPTIONS

2.1  Compensation for Services Previously Rendered. In consideration for services rendered by the CFO prior to the date hereof, the Company hereby issues to the CFO the following: (a) One Hundred Thousand (100,000) shares of common stock of the Company pursuant to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on January 12, 2006; and (b) Fifty Thousand (50,000) stock options, each of which shall give the CFO the right to purchase one (1) share of the common stock of the Company for $0.30. Such stock options shall vest and be exercisable as of the date hereof.

2.2 Base Compensation.

(a)  Base Salary. The base salary for each twelve month period of the Term (the “Base Salary”) to be paid by the Company to the CFO shall be One Hundred Forty Five Thousand Dollars ($145,000), payable in equal bi-monthly installments, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The Base Salary shall be subject to an annual increase at the discretion of the Board.

(b)  Stock Options. Pursuant to the Original Employment Agreement, the Company had granted to the CFO 1,000,000 stock options, each of which gives the CFO the right to purchase one (1) share of the common stock of the Company for $0.05 (each, a “Stock Option”), which Stock Options were to vest pro ratably every three (3) months over a three (3) year period commencing on the effective date of the Original Agreement. Such Stock Options shall continue to vest hereunder. The vested options shall be exercisable until the earlier of 5 years after vesting or 365 days after termination of CFO’s employment with the Company. No additional vesting of options shall occur after the CFO’s death, disability, or cessation of employment with the Company for any reason or no reason.

If the company has a Change of Control (as defined below), all remaining Options will automatically vest on the effective date of the Change.

2.3 Bonus.

(a)  In addition to the base compensation described in Section 2.2 hereof, in the sole discretion of the Company, the CFO will be eligible for a bonus (the “Bonus”) of up to Fifty Thousand Dollars ($50,000) for each twelve month period of the Term, payable in the sole discretion of the Company in cash and/ or by the issuance of shares of the Company’s common stock based on the market value of such shares at the time of their issuance. Subject to the limitations set forth in Section 2.3(c) hereof, the Bonus will be based on and be conditional upon meeting certain performance criteria which will be developed by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors and/ or the Company’s compensation committee, as follows: (i) up to $35,000 of the Bonus will be based on the same performance criteria applicable to the determination of the bonus to be received by Aharon Y. Levinas (the Company’s Chief Technology Officer), and Pete Mateja (the Company’s Chief Executive Officer) under their respective employment agreements; and (ii) up to $15,000 of the Bonus will be based on performance criteria developed specifically for the CFO.

(b)  In addition to the Base Salary and the Bonus, the CFO shall be entitled to an additional bonus (the “Additional Bonus”) as follows: for each $1,000,000 in revenues above $1,200,000 earned by the Company during the fiscal year ended December 31, 2006, the Company shall pay to the CFO the following: (a) Fifty Thousand (50,000) stock options, each of which shall give the CFO the right to purchase one (1) share of the common stock of the Company for $0.45; (b) a cash payment equal to Ten Thousand and 00/100 ($10,000) Dollars; and (c) a cash payment equal to Two and a Half (2.5%) Percent of the Company’s EBIT for the fiscal year ending December 31, 2006. The Additional Bonus is applicable only for the fiscal year ended December 31, 2006 and shall not be paid with respect to any subsequent fiscal years, unless the Company’s Board of Directors expressly provides otherwise in writing. The Additional Bonus shall be subject to the limitations set forth in Section 2.3(c) hereof.

(c) Notwithstanding Sections 2.3(a) and 2.3(b) hereof:

(i) No cash payments contemplated to be paid as Bonus or Additional Bonus hereunder will be paid if the Company is not profitable during the applicable fiscal year with respect to which the Bonus or Additional Bonus is to be paid.

(iii) In lieu of any cash payment payable as Bonus or Additional Bonus hereunder, the CFO will be granted stock options entitling the CFO to purchase shares of the Company’s common stock at $0.30 per share if and to the extent that the sum of the value of the Bonus and Additional Bonus payable hereunder and all compensation paid to the CFO, Aharon Y. Levinas (the Company’s Chief Technology Officer), and Pete Mateja (the Company’s Chief Executive Officer) exceeds fifty percent (50%) of the Company’s EBIT for the applicable fiscal year with respect to which the Bonus or Additional Bonus is to be paid.

(d)  Any Bonus or Additional Bonus due hereunder will be paid promptly after audited financial statements for the applicable fiscal year have been prepared by the Company’s auditors. All financial terms used in this Section 2.3, including without limitation revenues, gross sales, profit, and EBIT shall have the meaning given to such terms in such audited financial statements. The financial figures and other information provided in the Company’s audited financial statements shall be conclusive and binding upon the parties hereto.

ARTICLE III
BENEFITS

3.1 Business Expenses The Company, upon presentation by the CFO of appropriate documentation, shall reimburse the CFO for all reasonable and necessary business expenses incurred by the CFO in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of the CFO’s duties. Such reimbursement shall be paid to the CFO within five (5) business days thereafter.

3.2 Directors’ and Officers’ Liability Insurance. The CFO shall be covered by the directors’ and officers’ insurance policy to be obtained by the Company. The Company agrees to defend the CFO from and against any and all lawsuits initiated against the Company and/or the CFO

3.3 Additional Benefits.  The CFO shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the executive officers of the Company. The CFO shall assist the Company in adopting the proper plans for the Company.

ARTICLE IV
TERMINATION

4.1 Termination without Cause. The CFO's employment hereunder may be terminated by the Company without Cause at any time and without notice if the Company pays the CFO under normal payroll practices for a one (1) year period.

4.2 Termination with Cause.  The CFO's employment hereunder may be terminated by the Company for Cause (hereafter defined) at any time upon notice from the Company to the CFO. For purposes hereof, “Cause” shall mean any one of the following: (i) willful and continuing disregard of his job responsibilities or material breach by the CFO of this Agreement, which continues for 20 days after delivery to the CFO of notice thereof or (ii) fraud, embezzlement, conviction of a felony or serious crime, ethical violation, or other serious misconduct. If the CFO’s employment is terminated by the Company for Cause or by the CFO for any reason, including without limitation, the CFO’s death or disability, the Company shall pay the CFO or his heirs or personal representatives the Base Salary accrued through the date of termination.

4.3  Termination by the CFO following a Change in Control.

(a)  The CFO may voluntarily and immediately terminate his employment with the Company if after a Change of Control (hereafter defined), (i) the CFO suffers a material reduction in his authority or areas of responsibility, and (ii) the CFO’s annual base salary is reduced by an amount greater than five percent (5%) of his annual base salary prior to such reduction.

(b)  “Change of Control” shall mean the occurrence of any of the following events:

(i) The acquisition, other than from the Company (which term for purposes of this Subsection (i) includes any successor corporation), or any subsidiary thereof by any person or group (as such terms are used for the purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of securities with voting power equal to fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) Approval by the Company’s stockholders of (a) a merger or consolidation of the Company with or into another corporation if the stockholders of the Company, immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (b) dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(iii)  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (B) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(iv)  For purposes of the foregoing definition, the Company’s stockholders are deemed to be the indirect owners of any assets, including stock interests, held by the Company or any subsidiary thereof.

ARTICLE V
REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1  CFO Representation. The CFO represents that the CFO’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2 Non-Competition. (a) The CFO agrees that during the Term and for the period of one (1) year thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The CFO acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the CFO from competing with the Company anywhere in such territory. This Section shall not apply to the CFO’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b) During the Term and for the period of one (1) year thereafter, the CFO agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Confidential Information. (a) The CFO agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the CFO's possession shall be delivered by the CFO to the Company upon request therefor by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the CFO develops or which the CFO obtains knowledge of or access to through or as a result of the CFO’s relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the CFO of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the CFO can conclusively demonstrate that such information had been independently developed by the CFO.

5.4 Remedies. The CFO agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the CFO shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and the CFO with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the CFO and the Company concerning the subject matter hereof, including without limitation the Original Employment Agreement, all of which are merged herein. The CFO hereby acknowledges and agrees that he has received all compensation and benefits whatsoever owed to him by the Company under the Original Employment Agreement for all services rendered prior to the date hereof.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the CFO and his heirs and personal representatives, and the Company and its successors and assigns.

6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to choice of law principles.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the CFO.

6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

SMART ENERGY SOLUTIONS, INC.

By:	/s/ Pete Mateja
Name: Pete Mateja
Title: Chief Executive Officer

/s/ Edward Braniff
Edward Braniff